EXHIBIT 23(D)(VIII) UNDER FORM N-1A
                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K

                          INVESTMENT ADVISORY CONTRACT
                                LETTER AGREEMENT

                        Huntington Asset Advisors, Inc.
                              41 South High Street
                              Columbus, OH  43287


                                                               February 27, 2007

The Huntington Funds
41 South High Street
Columbus, OH  43287


Dear Sirs:

       Under the Investment Advisory Contract between Huntington Asset Advisors, Inc. (the "Adviser") and The Huntington Funds (the "Trust"), dated June 23, 2006, the Adviser agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) to which it is otherwise entitled to receive from the Funds listed below and/or to reimburse certain operating expenses of the Funds in order to limit each Fund's total direct operating expenses (i.e. exclusive in indirect underlying fund operating expenses) to not more than 1.00% of the Fund's average daily net assets, for the period starting May 1, 2007 through April 30, 2008.

   Huntington VA Dividend Capture Fund    Huntington VA Mid Corp America Fund
        Huntington VA Growth Fund        Huntington VA Mortgage Securities Fund
    Huntington VA Income Equity Fund         Huntington VA New Economy Fund
 Huntington VA International Equity Fund  Huntington VA Rotating Markets Fund
      Huntington VA Macro 100 Fund         Huntington VA Situs Small Cap Fund


       If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                        Very truly yours,

                                        HUNTINGTON ASSET ADVISORS, INC.

                                        By:  /s/ B. Randolph Bateman
                                        Name:  B. Randolph Bateman
                                        Title:   President

ACCEPTED:

THE HUNTINGTON FUNDS


By:   /s/ Christopher E. Sabato
Name:  Christopher E. Sabato
Title:  Treasurer